Exhibit 10.2

WestMountain Gold, lnc.		Terra Gold Corp.
a Color ado corporation		an Alaska corporation

By:	/s/ RICK BLOOM	By:	/s/ RICK BLOOM
Name:	Rick Bloom	Name:	Rick Bloom
Title:	CEO	Title:	CEO

3

UNSECURED PROMISSORY NOTE

Denver, Colorado **December 18, 2018**

FOR VALUE RECEIVED, the undersigned, **WestMountain Gold, Inc.**, a Colorado corporation ("***WMTN Gold***"), and **Terra Gold Corp.**, WMTN Gold's wholly owned Alaska corporation subsidiary ("***Terra Gold***") (WMTN Gold and Terra Gold are herein called "***Borrowers***"), hereby unconditionally promise to pay on or before the "Maturity Date", as defined below, to the order of **BOCO Investments LLC**, a Colorado limited liability company, its successors and assigns ("***Holder***") at 262 E. Mountain Ave., Fort Collins, CO 80524, or such other place and manner as may be designated by Holder, in lawful money of the United States of America and immediately available funds, the principal sum of One Million Dollars and 00/100 Cents ($1,000,000.00), together with interest on the outstanding principal balance as provided herein.

1. Repayment. Interest shall accrue on the outstanding principal balance of this Note but shall not be compounded. The outstanding principal balance this Note, together with any accrued but unpaid interest thereon, shall be due and payable on or before December 18, 2021 (the "***Maturity Date***"). All payments shall be applied first to accrued interest and then to principal. If any amount owing under this Note is payable on a day that is not a business day, then that amount will be payable on the first business day thereafter.

2. Interest. This Note shall accrue interest in like money on the outstanding principal amount from the date hereof at the "Per Annum Rate." The "Per Annum Rate" is defined as the rate that is four percent (4%) per annum over the current yield of a 10-year U.S. Treasury bond from time to time in effect. Thus, by way of example only, if the current yield of a 10-year U.S. Treasury bond as of the date hereof is 2.85%, then the Per Annum Rate applicable to the first year this Note is outstanding shall be 6.85% per annum. The Per Annum Rate shall be adjusted annually on each anniversary of the date hereof. After default, the outstanding principal amount shall bear interest at the rate of 14% per annum (the "***Default Rate***"). Accrued interest on the outstanding principal amount shall be payable upon any prepayment or at the Maturity Date, or, after default, upon demand as set forth in Paragraph 8 below.

3. Prepayment. The indebtedness evidenced hereby may be prepaid in whole or in part, at any time and from time to time, without penalty. Any such payments shall be credited first to any accrued and unpaid interest and then to the outstanding principal balance hereof.

4. Waiver. Borrowers waive presentment for payment, demand, protest and notice of protest and of non-payment.

5. Extension. Borrowers shall have the option to extend the Maturity Date for an additional one-year period provided Borrowers are not otherwise in default hereunder.

6. Invalidity. Any provision of this Note that is deemed invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining provisions of this Note.

7. Relationship of Parties. Nothing in this Note shall create a relationship between Borrowers and the Holder of partnership or of principal and agent, it being their intent that their relationship is that of debtor and creditor.

8. Default. If any of the following events shall occur (each an "***Event of Default***"), the outstanding principal balance of this Note together with accrued interest thereon shall, on demand by Holder, be immediately due and payable:

a. any amount owing under this Note is not paid when due;

b. a default under any other provision of this Note;

c. a default under that Deed of Trust, Security Agreement, Assignment of Production, Rents and Leasehold Interests, Financing Statement and Fixture Filing by and between Borrowers and Holder (and Fidelity Title Company, as Trustee) dated as of February 7, 2018 (the "Security Agreement"), the Secured Promissory Note dated February 7, 2018 from Borrowers to Holder in the principal amount of Five Million Dollars ($5,000,000) (the "Prior Note") or any other currently operative guarantee, contract or agreement between Borrowers and Holder;

d. a breach of any representation or warranty under this Note, the Security Agreement, the Prior Note or any other currently operative guarantee, contract or agreement between Borrowers and Holder;

e. the liquidation or dissolution of a Borrower;

f. the sale of a material portion of the business and assets of a Borrower;

g. the filing of a petition under any bankruptcy, insolvency or similar law by a Borrower;

h. the making of any assignment for the benefit of creditors by a Borrower;

i. the filing of a petition under any bankruptcy, insolvency or similar law against a Borrower provided such petition is not dismissed within thirty (30) days of filing.

9. No Waiver. No failure to accelerate the indebtedness evidenced hereby by reason of default hereunder, acceptance of a past-due installment or other indulgence granted from time to time shall be construed as a novation of this Note or as a waiver of such right of acceleration, the right of Holder to insist upon strict compliance with the terms of this Note, or any other right of Holder granted hereunder or by applicable laws. No extension of the time for payment of the indebtedness evidenced hereby or any installment due hereunder, made by agreement with any person or entity now or hereafter liable for payment of the indebtedness evidenced hereby, shall operate to release, discharge, modify, change or affect the original liability of the Borrowers hereunder or that of any other person now or hereafter liable for payment of the indebtedness evidenced hereby, either in whole or in part, unless Holder agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against

whom the enforcement of any waiver, change, modification or discharge is sought.

10. Notices. Notices under this Note shall be made as provided in the Security Agreement.

11. Governing Law. The validity, meaning, enforceability and effect of this Note, and the rights and liabilities of the parties, shall be determined in accordance with the laws of the State of Colorado.

12. Expenses. Borrowers shall pay on demand (a) all expenses of collecting and enforcing the provisions of this Note including, without limitation, reasonable legal fees and disbursements, court costs, the cost of appellate proceedings, and any other reasonable expenses of ligation. All such costs not paid within five (5) business days of Holder's demand for payment of the same will be considered late (constituting an Event of Default hereunder). Interest will accrue on all unpaid Expenses due and owing under this Paragraph 12 in the same manner as interest accrues on the outstanding principal of this Note as set forth above.

13. Amendment. This Note may not be amended without the written approval of the Holder.

Dated as of the date first set forth above.